Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE July 12, 2013

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

American Equity Prices $400 Million of Senior Notes

WEST DES MOINES, IA — July 12, 2013 — American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity” or the “Company”), a leading underwriter of index and fixed rate annuities, announced today that it has priced a public offering of $400 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”).  The Notes will bear interest at 6.625% per year and will mature on July 15, 2021.

The Company intends to use the net proceeds of the offering of the Notes: (i) to pay the cash consideration required to purchase the Company’s 5.25% Contingent Convertible Senior Notes due 2029 (the “December 2029 Notes”) tendered in connection with an offer to exchange  any and all of the Company’s outstanding December 2029 Notes for cash and newly issued shares of common stock if the Company commences such an offer, depending on market conditions and other factors, including the payment of any applicable accrued and unpaid interest on such December 2029 Notes, (ii) to pay the cash consideration required to purchase the Company’s 3.5% Convertible Senior Notes due 2015 (the “September 2015 Notes”) tendered in connection with an offer to exchange any and all of the Company’s outstanding September 2015 Notes for cash and newly issued shares of common stock if the Company commences such an offer, depending on market conditions and other factors, including the payment of any applicable accrued and unpaid interest on such September 2015 Notes, (iii) to repay all amounts outstanding under the Company’s existing revolving credit facility and (iv) to pay related fees and expenses.   Any proceeds we are unable to use in the manner described above, due to market conditions or otherwise, or any excess proceeds after those uses  may be used to tender for, redeem or repurchase any of the December 2029 Notes or September 2015 Notes that remain outstanding and/or  for general corporate purposes.

J.P. Morgan Securities LLC is acting as sole book-running manager of the offering, and SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., FBR Capital Markets & Co. and Raymond James & Associates, Inc. are acting as co-managers of the offering.  The offering is being made pursuant to an effective shelf registration statement, previously filed by the Company with the Securities and Exchange Commission, and is being made solely by means of a prospectus supplement and accompanying prospectus.  A copy of the prospectus supplement and related base prospectus may be obtained on the SEC’s website at www.sec.gov.  Alternatively, the underwriters will provide copies upon request to: J.P. Morgan Securities LLC at 1-800-245-8812 or by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11787, Attention: Post-Sale Fulfillment.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

In addition, this press release does not constitute an offer to buy the December 2029 Notes or the September 2015 Notes. Any tender offer or offer to exchange will be made only pursuant to an offer to purchase statement or an exchange offer statement, letter of transmittal and related materials that American Equity would distribute to applicable noteholders.  Noteholders and investors should read carefully any offer to purchase statement or exchange offer statement, letter of transmittal and related materials because they will contain important information, including the various terms of, and conditions to, the tender or exchange offer, if any.

The Company may file a registration statement (including a prospectus) with the SEC for any exchange offer for the December 2029 Notes or the September 2015 Notes to which this communication relates.  Before you invest through any such exchange offer, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any such exchange offer.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Company will arrange to send you any prospectus after filing if you request it by calling 1-800-245-8812.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Investors should consider statements that contain these words carefully because they describe the Company’s expectations, plans, strategies and goals and the Company’s beliefs concerning future business conditions, the Company’s results of operations, financial position, and the Company’s business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013, provides examples of risks, uncertainties and events that could cause the Company’s actual results to differ materially from the expectations expressed in the Company’s forward-looking statements. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect the Company’s results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by the Company or on the Company’s behalf.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.